PRIME MEDICAL SERVICES, INC.



                        1301 S. Capital of Texas Highway
                                   Suite C-300
                                Austin, TX 78746

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held June 18, 2002


To our shareholders:

     You are cordially invited to attend our 2002 Annual Meeting of Shareholders to be held at Lakeway Inn Conference Resort, 101 Lakeway Drive, Austin, Texas 78734, on Tuesday, June 18, 2002 at 8:30 a.m. Austin, Texas time, for the following purposes:

a)    To elect seven directors to serve on our board of directors;
b) To amend our amended and restated 1993 stock option plan to increase the aggregate number of shares available for issuance thereunder by 500,000; and
c) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.



     The accompanying proxy statement contains information regarding, and a more complete description of, the items of business to be considered at the meeting.

     The close of business on April 19, 2002 has been fixed as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the meeting or any adjournment(s) thereof.

     You are cordially invited and urged to attend the meeting. If you are unable to attend the meeting, we ask that you sign and date the accompanying proxy and return it promptly in the enclosed self-addressed envelope. If you attend the meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, you may revoke your proxy at any time before it is exercised.



                                          By Order of our Board of Directors



                                             JOHN Q. BARNIDGE, Secretary

Austin, Texas

May 10, 2002

                          PRIME MEDICAL SERVICES, INC.
                        1301 S. Capital of Texas Highway
                                   Suite C-300
                               Austin, Texas 78746



                                 PROXY STATEMENT
                                       for
                       2002 ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held June 18, 2002



     Our board of directors hereby solicits your proxy for use at our 2002 Annual Meeting of Shareholders to be held at the Lakeway Inn Conference Resort, 101 Lakeway Drive, Austin, Texas 78734, on Tuesday, June 18, 2002 at 8:30 a.m. Austin, Texas time, and any adjournment(s) thereof. This solicitation may be made in person or by mail, telephone, or telecopy by our directors, officers, and regular employees, who will receive no extra compensation for participating in this solicitation. We will also reimburse banks, brokerage firms, and other fiduciaries for forwarding solicitation materials to the beneficial owners of our common stock held of record by such persons. We will pay the entire cost of this solicitation. We expect to mail this proxy statement and the enclosed form of proxy to our shareholders on or about May 10, 2002.

     Unless the context indicates otherwise, "Prime", "we", "us", "our" or the "Company" means Prime Medical Services, Inc. and all of our direct and indirect wholly owned subsidiaries on a consolidated basis.

                                  ANNUAL REPORT


     Enclosed is our Annual Report to Shareholders for the year ended December 31, 2001, including our audited financial statements. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.


                               REVOCATION OF PROXY


     Any shareholder returning the accompanying proxy may revoke such proxy at any time before it is voted by (a) giving written notice to our secretary of such revocation, (b) voting in person at the meeting, or (c) executing and delivering to our secretary a later dated proxy.

                 OUTSTANDING COMMON STOCK; CERTAIN SHAREHOLDERS


     Our voting securities are shares of our common stock, each share of which entitles the holder thereof to one vote on each matter properly brought before the meeting. As of April 19, 2002, there were outstanding and entitled to vote 15,704,333 shares of our common stock. Only shareholders of record at the close of business on April 19, 2002 are entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof.

     The following table sets forth certain information regarding beneficial ownership of our common stock as of April 19, 2002 by (a) each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our directors and nominees for director, (c) each of our executive officers named in the Summary Compensation Table below, and (d) all of our executive officers and directors as a group. Unless otherwise indicated, we believe that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity, subject to community property laws where applicable and the information set forth in the footnotes to the table below.

                                                        Beneficial Ownership
                                                      Number of
Name                                                    Shares       Percent
----                                                    ------       -------
SAFECO Common Stock Trust,                             1,545,150       9.8%
SAFECO Asset Management Company and
SAFECO Corporation
   SAFECO Plaza
   Seattle, WA 98185
Dimensional Fund                                       1,080,400       6.9%
    10 South Wacker, Suite 2275
    Chicago, IL 60606
Charlotte Capital, LLC                                   857,900       5.5%
    8314 Pineville-Matthews Road, Suite 295
    Charlotte, NC 28226
Kenneth S. Shifrin (1)                                   597,870       3.7%
Joseph Jenkins, M.D. (1)                                 429,773       2.7%
William A. Searles (1)                                   170,100       1.1%
Michael J. Spalding, M.D. (1)                            122,500          *
David D. Dulaney, M.D. (1)                               102,424          *
Michael R. Nicolais                                         -             -
Brad A. Hummel (1)                                       180,000       1.1%
John Q. Barnidge                                          45,666          *
Stan D. Johnson (1)                                       63,280          *
Richard A. Rusk (1)                                       10,925          *
All directors and executive officers
as a group (10 persons)                                1,722,538      10.1%


 * Less than 1%

(1) Includes the following number of shares subject to options that are presently exercisable or exercisable within 60 days after April 19, 2002:
     Mr. Shifrin, 385,000; Dr. Jenkins, 370,000; Mr. Searles, 170,000;
     Dr. Spalding, 122,500; Dr. Dulaney, 102,424; Mr. Hummel, 128,334;
     Mr. Johnson, 34,001; and Mr. Rusk, 6,667.

                             EXECUTIVE COMPENSATION


Summary Compensation Table
--------------------------

     Set forth below is information concerning aggregate compensation paid during each of our last three fiscal years to our Chief Executive Officer and each of our other most highly compensated executive officers who received in excess of $100,000 in salary and bonuses during any of the last three fiscal years, who we will refer to as our named executive officers.

                                                                                            Long-Term
                                                                                          Compensation
                                                                       Annual                Awards
                                                                    Compensation           Securities
                                                                                           Underlying
            Name and Principal Position            Year         Salary ($) Bonus ($)(1)    Options (#)
            ---------------------------            ----         -----------------------    -----------


Kenneth S. Shifrin - Chairman of the Board(2)      2001         325,000           --        130,000
                                                   2000         325,000      105,000         40,000
                                                   1999         325,272      162,500        175,000


Brad A. Hummel - President and                     2001         325,000       75,000        130,000
   Chief Executive Officer                         2000         262,885      105,000        160,000
                                                   1999          57,596       40,000             --


John Q. Barnidge - Chief Financial Officer,        2001          83,333       75,000         54,000
   Senior Vice President and Secretary(3)


Cheryl Williams - Chief Financial Officer,         2001         150,000           --         65,000
   Senior Vice President, Finance and Secretary(4) 2000         150,000       65,000         25,000
                                                   1999         150,096       75,000         60,000


Stan D. Johnson - President of Urology Divison     2001         247,324      100,000         26,000
                                                   2000         193,026       37,500          5,000
                                                   1999         172,391       35,000             --


Richard A. Rusk - Controller(5)                    2001         120,000       50,000         10,000
                                                   2000          50,000       20,000         68,000


(1)   Reflects bonuses earned during the year.
(2) Mr. Shifrin resigned as our Executive Chairman of the Board on December 30, 2001. He continues to serve as our Chairman of the Board of Directors.
(3) Mr. Barnidge joined us on August 1, 2001 as our Senior Vice President and Treasurer. He was named our Chief Financial Officer on December 30, 2001.
(4) Ms. Williams resigned as our Chief Financial Officer, Senior Vice President, Finance and Secretary on December 30, 2001.
(5)   Mr. Rusk joined us on August 1, 2000.

Option Grants During 2001
-------------------------

     The following table provides information related to options granted to the named executives officers during 2001. We do not have any outstanding stock appreciation rights.

                                                                                   Potential Realizable Value at Assumed
                              Number of     Percent of                           Annual Rates of Stock Price Appreciation for
                             Securities    Total Options                                     Option Term (2)
                             Underlying     Granted to     Exercise              --------------------------------------------
                               Options      Employees in     Price    Expiration         5 %  ($)       10 % ($)
   Name                      Granted(#(1)   Fiscal Year     ($/Sh)       Date           ---------       --------
   ----                      ------------   -----------     ------       ----


Kenneth S. Shifrin              50,000         15.5%        $6.25      04/03/06          86,338        190,784
  Chairman of the Board(3)

Brad A. Hummel                  50,000         15.5%        $6.25      04/03/06          86,338        190,784
  President and Chief
     Executive Officer

John Q. Barnidge                25,000          7.7%        $5.15      08/01/06          35,571         78,603
  Chief Financial Officer,
     Senior Vice President
     and Secretary

Cheryl Williams                 25,000          7.7%        $6.25      04/03/06          43,169         95,392
  Chief Financial Officer,
     Senior Vice President,
     Finance and Secretary(4)


Stan D. Johnson                 10,000          3.1%        $6.25      04/03/06          17,268         38,157
  President of Urology
     Division


Richard A. Rusk                  5,000          1.5%        $4.75      12/11/06           6,561         14,500
   Controller


All Employees as a Group       323,000        100.0%           (5)        (5)           534,541      1,181,196



(1) These options were granted at an exercise price equal to the closing price on the date of grant and vest in two annual installments for Messrs. Shifrin and Hummel and in three annual installments for all other employees beginning one year after the date of grant.
(2) The dollar amounts in these columns represent potential value that might be realized upon exercise of the options immediately before the expiration of their terms, assuming that the market price of our common stock appreciates in value from the date of grant at the 5% and 10% annual appreciation rates. This disclosure is required by rules of the Securities and Exchange Commission and we make no representation that our common stock will appreciate at these rates or at all. The calculation does not take into account any taxes or other expense that might be owed.

(3) Mr. Shifrin's employment with us as our Executive Chairman of the Board of Directors ended December 30, 2001. He continues to serve as our Chairman of the Board of Directors.
(4) Ms. Williams resigned as our Chief Financial Officer, Senior Vice President , Finance and Secretary on December 30, 2001.
(5) These options were granted under our amended and restated 1993 stock option plan throughout 2001 with various vesting schedules and expiration dates through the year 2006. The weighted average exercise price of all options granted to employees in 2001 was $5.99.


Aggregated Option Exercises During 2001 and Option Values at December 31, 2001
------------------------------------------------------------------------------

     The following table provides information related to options exercised by the named executive officers during 2001 and the number and value of unexercised options held at December 31, 2001. We do not have any outstanding stock appreciation rights.

               Aggregated Option/SAR Exercises In Last Fiscal Year
                        And Fiscal Year-End Option Values

                                                            Number of Securities
                                                           Underlying Unexercised           Value of Unexercised In-
                           Shares          Value           Options/SAR at Fiscal              the-Money Options/SARs
                         Acquired on     Realized                Year End                   at Fiscal Year-End ($) (2)
       Name              Exercise (#)     ($) (1)       Exercisable     Unexercisable     Exercisable     Unexercisable
       ----              ------------     -------       -----------------------------     -----------------------------

Kenneth S. Shifrin (3)           --          --          360,000           70,000               --               --

Brad A. Hummel                   --          --           53,334          156,666               --               --

John Q. Barnidge                 --          --               --           25,000               --               --

Cheryl Williams (3)              --          --          158,334           41,666               --               --

Stan D. Johnson                  --          --           28,667           16,333               --               --

Richard A. Rusk                  --          --            6,667           18,333               --              450



(1) Calculated by subtracting the per share exercise price of the option from the closing price of our common stock on the date of exercise and multiplying the difference by the number of shares of our common stock purchased upon the exercise of the option.
(2) Calculated by subtracting the per share exercise price of the option from the closing price of our common stock on December 31, 2001, which was $5.00, and multiplying the difference by the number of shares of our common stock underlying the option.
(3) On May 20, 2001, Mr. Shifrin and Ms. Williams had options expire totaling 25,000 shares each. On December 11, 2001, Mr. Shifrin and Ms. Williams had options expire totaling 75,000 and 40,000, respectively.



Employment Agreements
---------------------

     We have entered into employment agreements with Messrs. Hummel, Barnidge, and Johnson. Each of these agreements provide for the payment of a base salary, performance bonuses and other customary benefits. Mr. Hummel's agreement provides for an annual salary of $325,000 and terminates April 1, 2005. Mr. Barnidge's agreement provides for an annual salary of $200,000 and terminates September 1, 2004. Mr. Johnson's agreement provides for an annual salary of $220,000 and terminates September 1, 2004. Each of the agreements entitles the employee to receive severance payments if we terminate such individual's employment without cause and also gives the individual the right to terminate employment and receive severance payments in the event of a change of control.

Noncompetition, Release and Severance Agreement
-----------------------------------------------

     We entered into a noncompetition, release and severance agreement with Mr. Shifrin that provides for the immediate payment of $1,410,000 to Mr. Shifrin and $600,000 to be paid in three equal installments beginning January 1, 2003. The agreement terminates Mr. Shifrin's employment agreement and provides that Mr. Shifrin will not own, manage or control any business that competes with us and will not advise a customer or supplier of ours to cancel or curtail its dealings with, or influence any employee of ours to terminate his or her employment with, us for a period of five years. Additionally, we entered into a board service agreement with Mr. Shifrin that provides for the monthly payment of $8,333 to Mr. Shifrin for as long as he is elected to serve as our Chairman of the Board of Directors.

     We entered into a noncompetition, release and severance agreement with Ms. Williams that provides for the immediate payment of $500,000 to Ms. Williams. This agreement terminates Ms. Williams employment agreement and provides that Ms. Williams will not own, manage or control any business that competes with us and will not advise a customer or supplier of ours to cancel or curtail its dealings with, or influence any employee of ours to terminate his or her employment with, us for a period of five years.

Indemnity Agreements
--------------------

     We have entered into indemnity agreements with certain of our officers and directors. These agreements generally provide that, to the extent permitted by law, we must indemnify each such person for judgments, expenses, fines, penalties and amounts paid in settlement of claims that result from the fact that such person was an officer, director or employee of ours. In addition, our and certain of our subsidiaries' organizational documents provide for certain indemnifications and limitations on liability for directors, managers and officers.

                      REPORT OF THE COMPENSATION COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS

     The Company is engaged in a highly competitive business. For the Company to succeed, the Company believes that it must be able to attract and retain qualified executives. To achieve this objective, we have structured an executive compensation policy tied to operating performance that we believe have enabled the Company to attract and retain key executives.

     During 2001, the Compensation Committee was comprised of Michael J. Spalding, M.D. and William A. Searles, both of whom are nonemployee directors.

     The Compensation Committee has primary responsibility for determining executive compensation levels. The Board as a whole maintains a philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to both operating and stock price performance. A portion of the management compensation has been comprised of bonuses, based on operating and stock performance, with a particular emphasis on the attainment of planned objectives. Accordingly, in years in which performance goals are achieved or exceeded, executive compensation tends to be higher than in years in which performance is below expectations. In addition, we have utilized stock options to link executive compensation to stock price performance. The Committee feels that options are an effective incentive to create value for shareholders since the value of an option bears a direct relationship to our stock price.

     For 2001, our executive compensation program consisted of base salary and a bonus based upon the achievement of specific goals. The Chief Executive Officer was paid a bonus for 2001 based upon the Company's achievement of targeted goals for 2001.

     One of the Company's primary objectives is financial performance that achieves several goals over time, including earnings-per-share growth, stock price growth, problem resolution and a proper diversification of business risks. The Committee believes that compensation levels during 2001 adequately reflected our compensation goals and policies.

                             Compensation Committee:  Michael J. Spalding M.D.
                                                      William A. Searles


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Dr. Joseph Jenkins, a director of ours, owned limited partner interests in certain of the partnerships managed by us. During 2001, Dr. Jenkins received $26,030 in distributions from such partnerships. On December 31, 2001, Dr. Jenkins sold his interests in the partnerships back to the individual partnerships for $44,702.

     David Dulaney, M.D., a director of ours, is an owner in two separate entities that own a 40% interest in two of our subsidiaries. During 2001, these entities received $1,314,538 in cash distributions from such subsidiaries. As of December 31, 2001, these entities owed us approximately $688,000 in advances, which were paid in February, 2002.

     American Physicians Service Group, Inc., or APS, owned approximately 15% of our outstanding common stock at December 31, 2001. In February and March 2002, APS sold 1,570,000 shares of our common stock in two brokered, open-market transactions, thereby reducing its ownership to less than 5% of our outstanding shares. Kenneth S. Shifrin, our Chairman of the Board, is Chief Executive Officer and a director of APS. William A. Searles, one of our directors, is also a director of APS.

     Our principal executive office is located in Austin, Texas. We own approximately 45,000 square feet of condominium space in an office project, which we purchased from APS in November 2001. The purchase price was approximately $6 million and was based on an independent MAI appraisal. Before this purchase, we paid approximately $18,000 in monthly rental fees to APS. We currently occupy approximately 11,600 square feet of the space, lease to APS approximately 23,000 square feet of the space for monthly rental fees of approximately $45,000, and lease the remaining space to third parties. Subsequent to this purchase, our expected net cash flow from rental operations is approximately $300,000 per year. We paid APS approximately $3,000 per month for shared administrative services and support in 2001. Subsequently, we have absorbed these functions and are no longer paying APS.

     During 2001 and early 2002, we made full recourse loans totaling approximately $975,000 to 12 members of our management, including Mr. Hummel for $257,000; Mr. Barnidge for $223,000; Mr. Johnson for $134,000 and Mr. Rusk for $20,000. The loans bear interest at 6.5% and require annual payments of principal and interest due April 1 of each year. All of the loans are current and the net principal balance outstanding as of April 19, 2002 is $943,000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission, or the SEC, and the NASDAQ National Market. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us with respect to 2001, or written representations from certain reporting persons, we believe that all filing requirements applicable to our directors, executive officers and persons who own more than 10% of a registered class of our equity securities have been complied with.

                                 QUORUM; VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the meeting. Abstentions and "broker non-votes" (shares held by brokers or nominees as to which they have no discretionary power to vote on a particular matter and have received no instructions from the beneficial owners thereof or persons entitled to vote thereon) will be counted in determining whether a quorum is present at the meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote there at, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

     Cumulative voting is not permitted in the election of our directors. On all matters (including election of directors) submitted to a vote of the shareholders at the meeting or any adjournment(s) thereof, each holder of our common stock will be entitled to one vote for each share of our common stock owned of record by such shareholder at the close of business on April 19, 2001.

     Proxies in the accompanying form that are properly executed and returned and that are not revoked will be voted at the meeting and any adjournment(s) thereof and will be voted in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted according to the recommendations of our board of directors, which are contained in this proxy statement. Our board of directors knows of no matters, other than those presented in this proxy statement, to be presented for consideration at the meeting. If, however, other matters properly come before the meeting or any adjournment(s) thereof, the persons named in the accompanying proxy will vote such proxy in accordance with their judgment on any such matters. The persons named in the accompanying proxy may also, if they believe it advisable, vote such proxy to adjourn the meeting from time to time.

     Other than the election of directors, which requires a plurality of the votes cast, each matter submitted to the shareholders requires the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy at the meeting. If you abstain from voting in the election of directors, your abstention will not affect the outcome of this election. Broker non-votes will not affect the outcome of the election of directors. If you abstain from voting on any other proposal, your abstention will have the effect of a negative vote against such proposal. Broker non-votes will have the effect of a negative vote on any proposal other than the election of directors.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     Pursuant to our bylaws, our board of directors has, by resolution, fixed the number of directors at seven, and seven directors will be elected. All nominees will be elected to hold office until our next annual meeting of shareholders or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Our board of directors held five meetings during 2001, and each director attended at least 75% of (a) the total number of our board meetings held during 2001, except Dr. Dulaney, and (b) the total number of meetings held by all committees of the board on which he served during 2001.
                                                     Director
                Name                      Age         Since
                ----                      ---         -----

     David D. Dulaney, M.D.               65          2000
     Brad A. Hummel                       45          2000
     Joseph Jenkins, M.D., J.D.           54          1996
     Michael R. Nicolais                  44          2002
     William A. Searles                   59          1989
     Kenneth S. Shifrin                   53          1989
     Michael J. Spalding, M.D.            61          1993

     Dr. Dulaney has been a director of ours since June 2000. Dr. Dulaney is a graduate of Jefferson Medical College, Philadelphia, Pennsylvania and was a resident in ophthalmology at the Mayo Clinic, Rochester, Minnesota. He has been a Board Certified Ophthalmologist since 1972 and has been in practice in the Phoenix area since 1975. Dr. Dulaney is an internationally recognized lecturer on Refractive Surgery. He is a Founding Member of the American Society of Cataract and Refractive Surgery. He served on the board of Laser Link.Net Inc., which was recently acquired by Covad Communications Group, Inc. From 1998 to 1999 he served as a director of Physicians Resource Group, a publicly traded company.

     Mr. Hummel has been our President and Chief Executive Officer and a director since June 2000. From October 1999 until June 2000, Mr. Hummel was our Executive Vice President and Chief Operating Officer. Before joining us, Mr.
Hummel was with Diagnostic Health Services, Inc., or DHS, since 1984, most recently serving as its President and Chief Executive Officer, and as a member of its Board of Directors. DHS filed for Chapter 11 bankruptcy reorganization in March 2000 and re-emerged from bankruptcy shortly thereafter in October 2000. From 1981 to 1984, Mr. Hummel was an associate with Covert, Crispin and Murray, a Washington, D.C. and London-based management consulting firm.

     Dr. Jenkins has been a director of ours since 1996. Dr. Jenkins served as our President and Chief Executive Officer from 1996 until June 2000 and as our Vice Chairman from June 2000 until December 2000. From 1990 until 1996, Dr. Jenkins was an officer of Lithotripters, Inc., which became a wholly-owned subsidiary of ours in 1996. Dr. Jenkins is a board certified urologist and is a founding member, past president and current director of the American Lithotripsy Society.

     Mr. Nicolais has been a director of ours since April 2002. Mr. Nicolais is currently a partner in Olivhan Investments, L.P., which is a private investment company. Prior to that he spent 15 years with Donaldson, Lufkin and Jenrette, an investment banking firm. He is a member of the board of directors of Centex Construction Products, Inc., a publicly traded construction products producer, and Spinal Concepts, Inc., a privately owned medical device company.

     Mr. Searles has been a director of ours since 1989. He has been an independent business consultant since 1989. Before then, he spent 25 years with various Wall Street firms, the last ten of which were with Bear Stearns (an investment banking firm) as an Associate Director/Limited Partner. He has served as a director of APS since 1989, as Chairman of the Board of APS Investment Services, Inc., a wholly owned subsidiary of APS, since 1998, as a director of Probex Corp., a re-refiner which converts waste oil into premium quality base oil, since December 1999, and as a director of Uncommon Care, Inc., a privately-held company and an affiliate of APS, since September 1998.

     Mr. Shifrin has been our Chairman of the Board since 1989. Mr. Shifrin has served in various capacities with APS since 1985, and is currently the Chairman of the Board, a director, and Chief Executive Officer of APS.

     Dr. Spalding has been a director of ours since 1993. Dr. Spalding has been a practicing urologist since 1973 and was the Chairman of Tennessee Valley Lithotripters, which was acquired by us in 1993.

     No family relationships exist among our officers or directors. Except as indicated above, no director of ours is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

     Should any nominee for director become unwilling or unable to accept nomination or election, the proxies will be voted for the election, in his stead, of such other persons as our board of directors may recommend or our board of directors may reduce the number of directors to be elected. We have no reason to believe that any nominee named above will be unwilling or unable to serve.

          The Board recommends that you vote FOR each nominee for director.

              CERTAIN INFORMATION REGARDING OUR BOARD OF DIRECTORS

     Our board of directors has established a compensation committee, a nominating committee and an audit committee. The compensation committee makes recommendations to our board of directors with respect to the compensation of our executive officers, including issuance of stock options. Dr. Spalding and Mr. Searles serve on the compensation committee, which held two meetings during 2001. The nominating committee has primary responsibility for nominating persons for election to our board of directors. Dr. Dulaney and Mr. Searles serve on the nominating committee, which held one meeting during 2001. The audit committee's functions include recommending to our board of directors the engagement of our independent public accountants, reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services to us, including matters relating to the independence of such accountants. Mr. Searles, Dr. Dulaney and Dr. Spalding served on the audit committee in 2001. Mr. Nicolais, Dr. Dulaney and Dr. Spalding presently serve on the audit committee. Mr. Nicolais and Dr. Spalding are "independent" as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. Dr. Dulaney is an officer of one of our subsidiaries; however we believe that his service on the audit committee is important and in our best interests and the best interest of our shareholders due to his past experience on the boards of other public companies and his knowledge and experience regarding the industries in which we operate. The audit committee held three meetings during 2001.

     We pay Dr. Dulaney, Dr. Jenkins, Mr. Nicolais, Mr. Searles and Dr. Spalding a monthly fee of $1,250 for serving as a director of ours. Our directors are also eligible to receive stock options under our 1993 stock option plan. Our directors receive reimbursement of all ordinary and necessary expenses incurred in attending any board meeting or any board committee meeting.

                                 PROPOSAL NO. 2
          AMENDMENT TO OUR AMENDED AND RESTATED 1993 STOCK OPTION PLAN

     Our amended and restated 1993 stock option plan currently provides that the aggregate number of shares of our common stock that may be issued upon the exercise of all options under the plan shall not exceed 4,050,000. The plan, and all amendments thereto, have been approved by our shareholders. As of December 31, 2001, we had no equity compensation plans in effect other than our 1993 stock option plan. The following table sets forth certain information as of December 31, 2001 about our equity compensation plan:


                      Equity Compensation Plan Information
                      ------------------------------------

                                                                                                      (c)
                                                                                            Number of shares of our
                                           (a)                                              common stock remaining
                                  Number of shares of our               (b)                   available for future
                                 common stock to be issued    Weighted-average exercise      issuance under equity
                                     upon exercise of           price of outstanding          compensation plans
                                   outstanding options,         options, warrants and        (exceeding securities
        Plan Category               warrants and rights                rights              reflected in column (a))
        -------------               -------------------                ------              ------------------------
Our 1993 stock option plan               2,106,000                     $8.00                       715,250

Other equity compensation                  N/A                          N/A                          N/A
plans approved by our
security holders

Equity compensation plans not              N/A                          N/A                          N/A
approved by our security
holders



     As of April, 19, 2002, there were 257,750 options available for grant under the 1993 stock option plan. Our board of directors, on April 1, 2002, subject to stockholder approval at the meeting, approved an amendment to the plan to increase the aggregate number of shares that may be issued thereunder by 500,000 to 4,550,000. We have in the past utilized stock options as a significant element of compensation to our officers, key employees and directors, and we intend to continue to do so. We believe that the effect of this amendment will be to preserve the benefits of the plan by ensuring that our officers, directors and other key employees continue to receive options.

         The Board recommends that you vote FOR the amendment to our amended and restated 1993 stock option plan.

                                PERFORMANCE GRAPH

     The following graph compares our cumulative total stockholder return with the cumulative total stockholder returns of the NASDAQ Market Index and the NASDAQ Health Secondary Index, for the period from January 1, 1996 through December 31, 2001.

                             [OBJECT OMITTED]


                                              NASDAQ
        FYE              US NASDAQ          Health Svcs            PMSI

     12/31/96              100.0               100.0              100.0
     12/31/97              122.5               102.6              127.0
     12/31/98              172.7                87.0               67.2
     12/31/99              321.0                70.0               83.9
     12/31/00              193.1                95.9               46.0
     12/31/01              153.2               102.1               44.5


             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of the Board of Directors was comprised of three directors in 2001 and operates under a written charter adopted by the Board. The Committee, among other things,

o reviews with the independent auditors and management the adequacy of the Company's accounting and financial reporting controls;

o reviews with management and the independent auditors significant accounting and reporting principles, practices and procedures applied in preparing the Company's financial statements;

o discusses with the independent auditors their judgment about the quality, not just the acceptability, of the Company's accounting principles used in the Company's financial reporting;

o      reviews the activities and independence of the independent auditors;

o reviews and discusses the audited financial statements with management and the independent auditors and the results of the audit; and

o      makes recommendations concerning the appointment of independent auditors.

     It is the responsibility of our executive management to prepare financial statements in accordance with accounting principles generally accepted in the United States of America and of our independent auditors to audit those financial statements.

     In this context, the Committee has reviewed and held discussions with management and the independent auditors regarding the Company's 2001 financial statements. Management represented to the Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Committee has discussed with the independent auditors the auditor's independence from the Company and management and has received the written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees). Further, the Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditor's independence.

     The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee believes that the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditor's independence.

                       Audit Committee:           David D. Dulaney, M.D.
                                                  Michael R. Nicolais
                                                  Michael J. Spalding, M.D.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     We designated KPMG LLP as our independent auditors for the year ending December 31, 2001. KPMG LLP has advised us that, in accordance with professional standards, they will not perform any non-audit service that would impair their independence for purposes of expressing an opinion on our financial statements. A representative of KPMG LLP will attend the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. The audit committee has not yet made a recommendation of independent auditors for 2002.

     For the year ended December 31, 2001, fees for services provided by KPMG LLP were as follows:

    Audit fees                                                        $ 187,357
    Financial systems design or implementation fees                        --
    All other fees (representing corporate tax consulting ($76,480)
         and mergers and  acquisitions ($17,050))                        93,530


                              SHAREHOLDER PROPOSALS

     Any shareholder of ours meeting certain minimum stock ownership and holding period requirements may present a proposal to be included in our proxy statement for action at the annual meeting of shareholders to be held in 2003 pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. Such shareholder must deliver such proposal to our secretary at our executive offices no later than January 10, 2003, unless we notify the shareholders otherwise. Only those proposals that are proper for shareholder action and otherwise proper may be included in our proxy statement.

     Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, if any shareholder proposal intended to be presented at our 2003 annual meeting without inclusion in our proxy statement for the meeting is received by our secretary at our executive offices after March 26, 2003, the persons designated as proxies for that meeting will have discretionary authority to vote on such proposal. Even if proper notice is received on a timely basis, the persons designated as proxies for that meeting may nevertheless exercise their discretionary authority with respect to such proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such proposal to the extent permitted under Rule 14a-4(c)(2) of the Securities Exchange Act of 1934.

     Our nominating committee will also consider nominees recommended by our shareholders. Shareholders desiring to make a recommendation for our 2003 annual meeting should submit, by January 10, 2003, the candidate's name and biographical information to our secretary at our executive offices.

                                  OTHER MATTERS

     Our board of directors does not intend to bring any other matters before the meeting and do not know of any matters that will be brought before the meeting by others. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy will vote the proxies in accordance with their judgment on such matters.


                                         By Order of our Board of Directors

                                           JOHN Q. BARNIDGE, Secretary

     Austin, Texas
     May 10, 2002

                         Please date, sign and mail your
                         proxy card as soon as possible!


                         Annual Meeting of Shareholders
                          PRIME MEDICAL SERVICES, INC.


                                  June 18, 2002


               Please detach and mail in the envelope provided.

A [X] Please mark your
      votes as in this
      example.


                 For    Withheld                                                                                 For Against Abstain
1. Election of   [ ]      [ ]          Nominees:                   2. Approval of amendment to the Company's 1993[ ]   [ ]     [ ]
   Directors                           David D. Dulaney, M.D.         Amended and Restated Stock Option Plan.
 For except vote withheld from the     Brad A. Hummel              3. In their discretion , the Proxies are authorized to vote
 following  nominee(s):                Joseph Jenkins, M.D., J.D.     upon such other business as may properly come before the
                                       Michael R. Nicolais            meeting or any adjournment(s) thereof.
 ---------------------------------     William A. Searles
                                       Kenneth S. Shifrin             THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION
                                       Michael J. Spalding, M.D.      IS INDICATED, THIS PROXY WILL BE VOTED FOR THE
                                                                      ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED ON
                                                                      THIS  PROXY AND, IN THE DISCRETION OF THE PROXIES, ON ANY
                                                                      OTHER BUSINESS.


                                                                      PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

                                                                      ---------------------       Mark here for change of  [  ]
                                                                      ---------------------       address and note at left
                                                                      ---------------------
                                                                       (change of address)


SIGNATURE(S)--------------------------------DATE--------------------SIGNATURE(S)-------------------------DATE-----------------
NOTE:  Please sign your name exactly as it appears on your stock certificate, date and return promptly. When signing on behalf of a corporation, partnership, estate, trust or in any other representative capacity, please sign name and title. For joint accounts, each joint owner should sign.






                          PRIME MEDICAL SERVICES, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 18, 2002

     The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Shareholders of Prime Medical Services, Inc. (the "Company") to be held on June 18, 2002, and the Proxy Statement in connection therewith, each dated May 10, 2002. (b) appoints Brad A. Hummel and John Q. Barnidge, or either of them, as Proxies, each with the power to appoint a substitute, (c) authorizes the Proxies to represent them and vote, as designated on the reverse, all the shares of Common Stock of Prime Medical Services, Inc., held of record by the undersigned on April 19, 2002, at such annual meeting and at any adjournment(s) thereof and (d) revokes any proxies heretofore given.


                (Continued and to be signed on the reverse side.)